UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 1, 2006
Reynolds American Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
401 North Main Street,
Winston-Salem, NC 27101
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 336-741-2000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
SIGNATURE

ITEM 1.01 Entry into a Material Definitive Agreement
     At its meeting held on February 1, 2006, the Board of Directors of Reynolds American Inc., referred to as RAI, approved the grant, to be effective on March 6, 2006, of certain awards under the Amended and Restated Reynolds American Inc. Long-Term Incentive Plan to approximately 470 employees of RAI and its operating subsidiaries. Each award will be split evenly in value between performance units and shares of restricted RAI common stock. The material terms of each type of award are described below.
     The performance units, each of which will have an initial value of $1.00, will vest upon the conclusion of the three-year performance period ending December 31, 2008, referred to as the Performance Period, provided RAI pays to its shareholders a quarterly dividend of at least $1.25 per share during the Performance Period. If RAI fails to pay the minimum dividend in any fiscal quarter during the Performance Period, then the performance units will be cancelled, unless RAI’s Board of Directors otherwise approves the non-cancellation of such units. Upon vesting, each grantee will receive a cash payment equal to the product of $1.00, the number of vested units and the average of the total weighted scores for each year of the Performance Period under RAI’s Annual Incentive Award Plan, referred to as the AIAP. Such payment will be made as soon as practicable after the end of the Performance Period.
     In the event of a grantee’s death, permanent disability, retirement or involuntary termination of employment without cause, any outstanding performance units will vest on a pro rata basis, with payment of such units to be made after the Performance Period. Notwithstanding the foregoing, in the event of a change of control of RAI, any outstanding performance units will vest on a pro rata basis and will be paid as soon as practicable after the change of control. Upon vesting after a change of control, each grantee will receive a cash payment equal to the product of (1) the greater of (a) $1.00 and (b) $1.00 multiplied by the average of the total weighted AIAP scores for each year of the Performance Period completed prior to the change of control and (2) the number of vested units. In the event of a grantee’s voluntary termination of employment or termination of employment for cause, such grantee’s outstanding performance units will be cancelled. The vesting provisions described in this paragraph will be subject to the terms of any employment contract between RAI and the grantee.
     The shares of restricted RAI common stock, referred to as Restricted Stock, will vest on March 6, 2009, provided RAI pays to its shareholders a quarterly dividend of at least $1.25 per share during the Performance Period. If RAI fails to pay the minimum dividend in any fiscal quarter during the Performance Period, then the Restricted Stock will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of the Restricted Stock. Prior to the vesting of the Restricted Stock, a grantee will receive dividends with respect to his or her outstanding unvested Restricted Stock to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. Prior to the vesting of the Restricted Stock, each grantee will be prohibited from selling, pledging or otherwise transferring, but will have voting rights with respect to, the Restricted Stock. Upon vesting, the restrictions will lapse and the Restricted Stock will become freely transferable by the grantee, subject to any restrictions arising under applicable federal or state securities laws.

     In the event of a grantee’s death or permanent disability, or a change of control of RAI, any outstanding unvested Restricted Stock will immediately vest. In the event of a grantee’s involuntary termination of employment without cause or retirement, any outstanding unvested Restricted Stock will vest pro rata. In the event of a grantee’s voluntary termination of employment or termination of employment for cause, such grantee’s outstanding Restricted Stock will be cancelled. The vesting provisions described in this paragraph will be subject to the terms of any employment contract between RAI and the grantee.
     The grantees of performance units and Restricted Stock on March 6, 2006, will include the following executive officers of RAI: Susan M. Ivey, Lynn J. Beasley, Dianne M. Neal and Jeffrey A. Eckmann. The number of performance units and the value of the Restricted Stock such persons will receive on March 6, 2006, are known as of the date of this report. The number of shares of Restricted Stock such persons will receive on March 6, 2006, however, will not be determinable until such date. For each grantee, including the foregoing executive officers, the number of shares of Restricted Stock granted will be equal to a specific dollar amount, which will vary among participants, divided by the per share closing price of RAI common stock on March 6, 2006. The number of performance units and the grant date value of the Restricted Stock (without regard to the restrictions) to be awarded to the foregoing executive officers are as follows: Ms. Ivey – 2,837,500 performance units and Restricted Stock valued at $2,837,500; Ms. Beasley – 1,243,200 performance units and Restricted Stock valued at $1,243,200; Ms. Neal – 780,000 performance units and Restricted Stock valued at $780,000; and Mr. Eckmann – 695,250 performance units and Restricted Stock valued at $695,250.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III

	Name:	McDara P. Folan, III
	Title:	Senior Vice President, Deputy General Counsel and Secretary
Date: February 7, 2006